UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

COFFEE HOLDING CO., INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 12, 2007

Dear Stockholder:

You are cordially invited to attend the 2007 Annual Meeting of Stockholders of Coffee Holding Co., Inc. which will be held on April 12, 2007 at 3:00 p.m., local time, at the Hilton Garden Inn New York/Staten Island located at 1100 South Avenue, Staten Island, New York 10314 (the “Annual Meeting”).

The attached Notice of Annual Meeting and proxy statement describe the formal business that we will transact at the Annual Meeting. In addition to the formal items of business, management will report on the operations and activities of Coffee Holding and you will have an opportunity to ask questions. Directors and officers of Coffee Holding will be present to respond to any questions stockholders may have.

The Board of Directors of Coffee Holding has determined that a vote for the election of each of the nominees as directors is in the best interests of Coffee Holding and its stockholders and unanimously recommends a vote “FOR” each of the nominees.

Please complete, sign and return the enclosed proxy card promptly, whether or not you plan to attend the Annual Meeting. Your vote is important regardless of the number of shares you own. Voting by proxy will not prevent you from voting in person at the Annual Meeting but will assure that your vote is counted if you cannot attend.

On behalf of the Board of Directors and the employees of Coffee Holding, we thank you for your continued support and look forward to seeing you at the Annual Meeting.

Sincerely yours,

Andrew Gordon President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Date:	April 12, 2007

Time:	3:00 p.m., Local Time

Place:	The Hilton Garden Inn New York/Staten Island 1100 South Avenue Staten Island, New York 10314

At our 2007 Annual Meeting, we will ask you to:

1.
Elect two directors to serve for a three-year term to expire at the 2010 Annual Meeting. The following directors have been nominated by the Nominating and Corporate Governance Committee of the Board of Directors:

• Gerard DeCapua

• Robert M. Williams

2.	Transact any other business as may properly come before the Annual Meeting.

You may vote at the Annual Meeting if you were a stockholder of Coffee Holding at the close of business on February 27, 2007, the record date.

By Order of the Board of Directors,

David Gordon Secretary

Brooklyn, New York
March 12, 2007

You are cordially invited to attend the Annual Meeting. It is important that your shares be represented regardless of the number of shares you own. The Board of Directors urges you to sign, date and mark the enclosed proxy card promptly and return it in the enclosed envelope. Returning the proxy card will not prevent you from voting in person if you attend the Annual Meeting.

GENERAL INFORMATION

GENERAL

Coffee Holding Co., Inc. is a Nevada corporation. As used in this proxy statement, “we,” “us” and “our” refer to Coffee Holding Co., Inc. The term “Annual Meeting,” as used in this proxy statement, includes any adjournment or postponement of such meeting.

We have sent you this proxy statement and enclosed proxy card because the Board of Directors is soliciting your proxy to vote at the Annual Meeting. This proxy statement summarizes the information you will need to know to cast an informed vote at the Annual Meeting. You do not need to attend the Annual Meeting to vote your shares. You may simply complete, sign and return the enclosed proxy card and your votes will be cast for you at the Annual Meeting. This process is described below in the section entitled “Voting Rights.”

We began mailing this proxy statement, the Notice of Annual Meeting and the enclosed proxy card on or about March 12, 2007 to all stockholders entitled to vote. If you owned common stock of Coffee Holding at the close of business on February 27, 2007, the record date, you are entitled to vote at the Annual Meeting. On the record date, there were 5,529,830 shares of common stock outstanding.
QUORUM

A quorum of stockholders is necessary to hold a valid meeting. If the holders of at least a majority of the total number of the outstanding shares of common stock entitled to vote are represented in person or by proxy at the Annual Meeting, a quorum will exist. We will include proxies marked as abstentions and broker non-votes to determine the number of shares present at the Annual Meeting.
VOTING RIGHTS

You are entitled to one vote at the Annual Meeting for each share of the common stock of Coffee Holding that you owned as of record at the close of business on February 27, 2007. The number of shares you own (and may vote) is listed at the top of the back of the proxy card.

You may vote your shares at the Annual Meeting in person or by proxy. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which we will provide to you at the Annual Meeting. To vote by proxy, you must complete, sign and return the enclosed proxy card. If you properly complete your proxy card and send it to us in time to vote, your “proxy” (one of the individuals named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares FOR each of the proposals identified in the Notice of the Annual Meeting.

If any other matter is presented, your proxy will vote the shares represented by all properly executed proxies on such matters as a majority of the Board of Directors determines. As of the date of this proxy statement, we know of no other matters that may be presented at the Annual Meeting, other than those listed in the Notice of the Annual Meeting.

VOTE REQUIRED

Proposal 1: Election of Directors.
The nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee, or you indicate “withhold authority” for any nominee on your proxy card, your vote will not count “for” or “against” the nominee. You may not vote your shares cumulatively for the election of directors.

EFFECT OF BROKER NON-VOTES

If your broker holds shares that you own in “street name,” the broker may vote your shares on the proposals listed above even if the broker does not receive instructions from you. If your broker does not vote on a proposal, this will constitute a “broker non-vote.” A broker non-vote would have no effect on the outcome of Proposal 1 because only a plurality of votes cast is required to elect a director.
CONFIDENTIAL VOTING POLICY

Coffee Holding maintains a policy of keeping stockholder votes confidential. We only let our Inspector of Election examine the voting materials. We will not disclose your vote to management unless it is necessary to meet legal requirements. We will, however, forward any written comments that you may have to management.

REVOKING YOUR PROXY

You may revoke your proxy at any time before it is exercised by:

•	filing with the Secretary a letter revoking the proxy;

•	submitting another signed proxy with a later date; or

•	attending the Annual Meeting and voting in person, provided you file a written revocation with the Secretary of the Annual Meeting prior to the voting of such proxy.

If your shares are not registered in your own name, you will need appropriate documentation from your stockholder of record to vote personally at the Annual Meeting. Examples of such documentation include a broker’s statement, letter or other document that will confirm your ownership of shares of Coffee Holding.

SOLICITATION OF PROXIES

Coffee Holding will pay the costs of soliciting proxies from its stockholders. Directors, officers or employees of Coffee Holding may solicit proxies by:

•	mail;

•	telephone; or

•	other forms of communication.

We will also reimburse banks, brokers, nominees and other fiduciaries for the expenses they incur in forwarding the proxy materials to you.

OBTAINING AN ANNUAL REPORT ON FORM 10-K

If you would like a copy of our Annual Report on Form 10-K and audited financials for the year ended October 31, 2006, which was filed with the Securities and Exchange Commission (the “SEC”) on January 28, 2007, we will send you one (without exhibits) free of charge. Please write to:

David Gordon, Secretary
Coffee Holding Co., Inc.
4401 First Avenue
Brooklyn, New York 11232

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of Coffee Holding’s common stock, par value $0.001 per share, beneficially owned by each person known to be the owner of 5% or more of our common stock and by each director, the named executive officers identified in the Summary Compensation Table included elsewhere in this proxy statement, and all directors and executive officers of Coffee Holding as a group, as of January 31, 2007. The percent of common stock outstanding was based on a total of 5,529,830 shares of Coffee Holding’s common stock outstanding as of January 31, 2007, plus shares of common stock that such person or group has the right to acquire within 60 days after January 31, 2007 by the exercise of stock options. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of common stock listed next to their name. The address for each person shown in the table is c/o Coffee Holding Co., Inc., 4401 First Avenue, Brooklyn, New York 11232.

Name	Position	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Andrew Gordon	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	1,034,908	(1)	18.7
David Gordon	Senior Vice President - Operations, Secretary and Director	1,024,908		18.5
Gerard DeCapua	Director	100		*
Daniel Dwyer	Director	800		*
Barry Knepper	Director	0		*
John Rotelli	Director	100		*
Robert M. Williams	Director	100		*
Rachelle Gordon		1,099,784	(2)	19.9
Sterling Gordon		1,099,784	(3)	19.9
All directors and executive officers as a group (7 persons)		2,060,916		37.3

(1)
Includes 634,908 shares owned by Mr. Gordon directly and 400,000 shares owned by the Andrew Gordon Grantor Retained Annuity Trust of which Andrew Gordon is the grantor, beneficiary and trustee, with sole power to vote and dispose of the shares.

(2)	Includes 450,092 shares owned by Mrs. Gordon directly and 649,692 shares owned by Mrs. Gordon’s husband, Sterling A. Gordon. Mrs. Gordon is the mother of Andrew Gordon and David Gordon.

(3)	Includes 649,692 shares owned by Mr. Gordon directly and 450,092 shares owned by Mr. Gordon’s wife, Rachelle L. Gordon. Mr. Gordon is the father of Andrew Gordon and David Gordon.

DISCUSSION OF PROPOSAL RECOMMENDED BY THE BOARD OF DIRECTORS

PROPOSAL 1

ELECTION OF DIRECTORS

The Nominating and Corporate Governance Committee of the Board of Directors has nominated two persons for election as directors at the Annual Meeting. Each nominee is currently serving on Coffee Holding’s Board of Directors. If you elect the nominees, they will hold office until the annual meeting in 2010, until their successors have been elected and qualified or they are otherwise unable to complete their term.

Nominees:

•  Gerard DeCapua
•  Robert M. Williams

We know of no reason why any nominee may be unable to serve as a director. If any nominee is unable to serve, your proxy may vote for another nominee proposed by the Nominating and Corporate Governance Committee. If for any reason these nominees prove unable or unwilling to stand for election, the Nominating and Corporate Governance Committee will nominate alternates or reduce the size of the Board to eliminate the vacancy. The Board of Directors has no reason to believe that its nominees would prove unable to serve if elected.

The Board of Directors unanimously recommends a vote “FOR” all of the nominees for election as directors.

INFORMATION ABOUT BOARD OF DIRECTORS AND MANAGEMENT

BOARD OF DIRECTORS

Coffee Holding’s Board of Directors currently consists of seven members. Coffee Holding’s Articles of Incorporation and bylaws provide that the Board shall be divided into three classes. The Board of Directors has nominated two directors for election at the 2007 Annual Meeting.

Name	Age(1)	Term Expires	Position(s) Held With Coffee Holding	Director Since
Nominees:
Gerard DeCapua	45	2007	Director	1997
Robert M. Williams	47	2007	Director	2005
Continuing Directors:
Daniel Dwyer	50	2009	Director	1998
Andrew Gordon	45	2009	President, Chief Executive Officer, Chief Financial Officer, Treasurer and Director	1997
David Gordon	42	2008	Executive Vice President - Operations, Secretary and Director	1995
Barry Knepper	56	2009	Director	2005
John Rotelli	48	2008	Director	2005

(1) As of January 31, 2007.

The principal occupation and business experience of each nominee for election as director and each continuing director are set forth below. Unless otherwise indicated, each of the following persons has held his present position for the last five years.

Gerard DeCapua has served as a director of Coffee Holding since 1997. Mr. DeCapua has had his own law practice in Rockville Centre, New York since 1986. Mr. DeCapua received his law degree from Pace University.

Daniel Dwyer has served as a director of Coffee Holding since 1998. Mr. Dwyer has been a senior coffee trader at Rothfos Corporation, a green coffee bean supplier, since 1995. Mr. Dwyer is responsible for our account with Rothfos. We paid Rothfos approximately $6.1 million, $13.0 million and $13.8 million for green coffee purchases in fiscal 2004, 2005 and 2006, respectively, and expect to pay it a similar amount in fiscal 2007. All purchases are made on arms’ length terms.

Andrew Gordon has been the Chief Executive Officer, President, Treasurer and a director of Coffee Holding since 1997 and its Chief Financial Officer since November 2004. He is responsible for managing Coffee Holding’s overall business and has worked for Coffee Holding for over 22 years, previously as a Vice President from 1993 to 1997. Mr. Gordon has worked in all capacities of Coffee Holding’s business and serves as the direct contact with its major private label accounts. Mr. Gordon received his Bachelor of Business Administration degree from Emory University. He is the brother of David Gordon.

David Gordon has been the Executive Vice President - Operations, Secretary and a director of Coffee Holding since 1995. He is responsible for managing all aspects of Coffee Holding’s roasting and blending operations, including quality control, and has worked for Coffee Holding for over 24 years, previously as an Operating Manager from 1989 to 1995. He is a charter member of the Specialty Coffee Association of America. Mr. Gordon attended Baruch College in New York City. He is the brother of Andrew Gordon.

Barry Knepper has served as a director of Coffee Holding since 2005. From July 2004 to the present, Mr. Knepper has been the President and Chief Executive Officer of CFO Business Solutions, a management consulting firm. Mr. Knepper was the Chief Financial Officer for TruFoods Corporation, a growth oriented franchise management company from April 2001 through June 2004. From January 2000 through March 2001 he was the Chief Financial Officer of Offline Entertainment, an early stage television and motion picture production company. From 1982 through 1999 he served as the Chief Financial Officer of Unitel Video, Inc., a publicly traded nationwide high tech service company in the television, film and new media fields.

John Rotelli has served as a director of Coffee Holding since 2005. Mr. Rotelli has over twenty five years of experience in the coffee industry and is currently Vice President of L.J. Cooper Company, one of the largest green coffee brokers and agents in North America. He is also Vice Chairman of the Green Coffee Association.

Robert M. Williams has served as a director of Coffee Holding since 2005. Mr. Williams has been a principal of R. Madison, Inc., a national sales, distribution, sourcing and business development firm, since 2003. From 2002 to 2003, he was the Executive Vice President, Sales & Marketing for Lodis Corporation, a fine leather goods manufacturer. From May 2001 to January 2002, he was the Vice President of Sales, Central & Eastern North America, of Hartmann, Inc., the leather and luggage goods division of Brown-Forman Corporation, and from 1997 to May 2001 he served as its Director, Personal Leather Goods & Accessories. Mr. Williams received a Bachelor of Science, Business Administration, Marketing from the University of South Carolina, Columbia in 1981.

The Board of Directors oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board of Directors does not involve itself in the day-to-day operations of Coffee Holding. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending regular meetings of the Board, which are held on a quarterly basis. Our directors also discuss business and other matters with other key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

The Board of Directors held five meetings during the fiscal year ended October 31, 2006. Each director, except for Daniel Dwyer, attended at least 75% of the meetings of the Board of Directors, plus meetings of committees on which that particular director served during this period.

CORPORATE GOVERNANCE

Coffee Holding is committed to establishing and maintaining high standards of corporate governance. Our executive officers and the Board have worked together to construct a comprehensive set of corporate governance initiatives that we believe will serve the long-term interests of our stockholders and employees. As discussed in more detail below, we believe these initiatives comply fully with the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC adopted thereunder. In addition, we believe our corporate governance initiatives fully comply with the rules of the American Stock Exchange. The Board will continue to evaluate, and improve upon as appropriate, our corporate governance principles and policies.
CODE OF ETHICS

The Board has adopted a Code of Conduct and Ethics that applies to each of our directors, officers and employees. The Code of Conduct and Ethics sets forth our policies and expectations on a number of topics, including:

•	acceptance of gifts;

•	financial responsibility regarding both personal and business affairs, including transactions with Coffee Holding;

•	personal conduct, including ethical behavior and outside employment and other activities;

•	affiliated transactions, including separate identities and usurpation of corporate opportunities;

•	preservation and accuracy of Coffee Holding’s records;

•	compliance with laws, including insider trading compliance;

•	preservation of confidential information relating to our business and that of our clients;

•	conflicts of interest;

•	the safeguarding and proper use of our assets and institutional property;

•	code administration and enforcement;

•	reporting, investigating and resolving of all code violations; and

•	code-related training, certification of compliance and maintenance of code-related records.

The Audit Committee of our Board of Directors reviews the Code of Conduct and Ethics on a regular basis, and will propose or adopt additions or amendments to the Code of Conduct and Ethics as appropriate. A copy of the Code of Conduct and Ethics may also be obtained free of charge by sending a written request to:

David Gordon, Secretary
Coffee Holding Co., Inc.
4401 First Avenue
Brooklyn, NY 11232
INDEPENDENT DIRECTORS

We use the American Stock Exchange’s definition of independence to determine the independence of our directors. For a director to be “independent” under The American Stock Exchange’s rules, the director must not be an officer or employee of Coffee Holding or any of its subsidiaries, and must not have a relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The American Stock Exchange’s rules also expressly provide that the following persons cannot be considered independent:

•	a director who is, or during the past three years was, employed by Coffee Holding or by any subsidiary of Coffee Holding;

•
a director who accepts or who has a family member who accepts any payments from Coffee Holding or any subsidiary of Coffee Holding in excess of $60,000 during the current fiscal year or any of the past three fiscal years, other than (1) payments for board service, (2) payments arising solely from investments in Coffee Holding’s securities, (3) compensation paid to a family member who is a non-executive employee of Coffee Holding, (4) compensation received for former service as an interim Chairman or Chief Executive Officer, (5) benefits under a tax-qualified retirement plan, (6) non-discretionary compensation or (7) loans permitted under Section 13(k) of the Securities Exchange Act of 1934;

•	a director who is a family member of an individual who is, or during the past three years was, employed by Coffee Holding or by any subsidiary of Coffee Holding as an executive officer;

•
a director who is, or has a family member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which Coffee Holding made, or from which Coffee Holding received, payments for property or services (other than those arising solely from investments in Coffee Holding’s securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, in the current fiscal year or any of the past three fiscal years;

•
a director of Coffee Holding who is employed, or has a family member who is employed, as an executive officer of another entity where any of the executive officers of Coffee Holding serve on the compensation committee of such other entity, or if such relationship existed during the past three years; or

•
a director who is, or has a family member who is, a current partner of Coffee Holding’s registered independent public accountants, or was a partner or employee of Coffee Holding’s registered independent public accountants, and worked on Coffee Holding’s audit during the past three years.

The Board of Directors has determined that Gerard DeCapua, Barry Knepper, John Rotelli and Robert M. Williams, a majority of the board, are “independent” directors under the American Stock Exchange’s rules.

Consistent with the American Stock Exchange’s rules, independent directors meet in regularly scheduled executive sessions without non-independent directors. The independent directors have selected Barry Knepper to serve as the presiding director at the executive sessions for the 2007 fiscal year. The presiding director will take a lead role in the Board’s self-evaluation process.

The American Stock Exchange’s rules, as well as SEC rules, impose additional independence requirements for all members of the Audit Committee. Specifically, in addition to the “independence” requirements discussed above, “independent” audit committee members must: (1) not accept, directly or indirectly, any consulting, advisory, or other compensatory fess from Coffee Holding or any subsidiary of Coffee Holding other than in the member’s capacity as a member of the board of directors and any board committee; (2) not be an affiliated person of Coffee Holding or any subsidiary of Coffee Holding; and (3) not have participated in the preparation of the financial statements of Coffee Holding or any current subsidiary of Coffee Holding at any time during the past three years. In addition, the American Stock Exchange’s rules require that all audit committee members be able to read and understand fundamental financial statements, including Coffee Holding’s balance sheet, income statement, and cash flow statement. The Board of Directors believes that the current members of the Audit Committee meet these additional standards.

Furthermore, at least one member of the Audit Committee must be financially sophisticated, in that he or she has past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including but not limited to being or having been a chief executive officer, chief financial officer, other senior officer with financial oversight responsibilities. Additionally, the SEC requires that Coffee Holding disclose whether the Audit Committee has, and will continue to have, at least one member who is “financial expert.” The Board of Directors has determined that Barry Knepper meets the SEC’s definition of an audit committee financial expert.

COMMITTEES OF THE BOARD

The Board of Directors of Coffee Holding has established the following committees:

Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to the Board of Directors any substantive issues found during the audit. The Audit Committee is directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties. The Board of Directors has adopted a written charter for the Audit Committee, which was attached as Appendix A to the proxy statement for our 2006 annual meeting and is also available on our website at www.coffeeholding.com. All members of the Audit Committee are independent directors as defined under the American Stock Exchange listing standards. Gerard DeCapua, Barry Knepper and Robert M. Williams serve as members of the Audit Committee with Barry Knepper serving as its chairman. The Board of Directors has determined that Barry Knepper qualifies as an Audit Committee Financial Expert as that term is defined by SEC regulations. The Audit Committee held four meetings during fiscal 2006.

Compensation Committee. The Compensation Committee provides advice and makes recommendations to the Board of Directors in the areas of employee salaries and benefit programs. The Compensation Committee also reviews the compensation of the President and Chief Executive Officer of Coffee Holding and makes recommendations in that regard to the Board of Directors as a whole. All members of the Compensation Committee are independent directors as defined under the American Stock Exchange listing standards. Barry Knepper, John Rotelli and Robert M. Williams serve as members of the Compensation Committee, with John Rotelli serving as its chairman. The Compensation Committee held one meeting during fiscal 2006.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee nominates individuals to be elected to the full Board of Directors by our stockholders. The Nominating and Corporate Governance Committee considers recommendations from stockholders if submitted in a timely manner in accordance with the procedures set forth in Article II, Section 11 of our bylaws and applies the same criteria to all persons being considered. All members of the Nominating and Corporate Governance Committee are independent directors as defined under the American Stock Exchange listing standards. Gerard DeCapua, John Rotelli and Robert M. Williams serve as members of the Nominating and Corporate Governance Committee, with Gerard DeCapua serving as its chairman. The Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which was attached as Appendix B to the proxy statement for our 2006 annual meeting and is also available on our website at www.coffeeholding.com. The Nominating and Corporate Governance Committee held one meeting during fiscal 2006.

It is the policy of the Nominating and Corporate Governance Committee to recommend individuals as director nominees who have the highest personal and professional integrity, who have demonstrated exceptional ability and judgment and who will be most effective, in conjunction with the other members of the Board, in collectively serving the long-term interests of our stockholders.

COFFEE HOLDING CO., INC. AUDIT COMMITTEE REPORT

The following Audit Committee Report is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this report shall not be deemed “soliciting materials,” filed with the SEC, subject to Regulation 14A or 14C of the SEC or subject to the liabilities of section 18 of the Securities Exchange Act of 1934, as amended.

The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has also reviewed and discussed with Lazar Levine & Felix LLP, Coffee Holding’s independent registered public accounting firm, the matters required to be discussed by SAS 61, as may be modified or supplemented.

The Audit Committee also has received the written disclosures and the letter from the registered independent public accountants required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No.1, Independence Discussions with Audit Committee), as may be modified or supplemented, and has discussed with Lazar Levine & Felix LLP its independence.

Based on the foregoing discussions, the Audit Committee recommended to the Board of Directors of Coffee Holding Co., Inc. that the audited financial statements be included in Coffee Holding Co. Inc.’s Annual Report on Form 10-K for the year ended October 31, 2006.

Audit Committee of Coffee Holding Co., Inc.

Barry Knepper, Chairman Gerard DeCapua Robert M. Williams

STOCKHOLDER COMMUNICATION WITH THE BOARD OF DIRECTORS AND ATTENDANCE AT ANNUAL MEETINGS

The Board of Directors maintains a process for stockholders to communicate with the Board and its committees. Stockholders of Coffee Holding and other interested persons may communicate with the Board or the chairperson of the Audit Committee, Compensation Committee or Nominating and Corporate Governance Committee by writing to the Secretary of Coffee Holding at 4401 First Avenue, Brooklyn, NY 11232. All communications that relate to matters that are within the scope of the responsibilities of the Board of Directors will be presented to the Board no later than the next regularly scheduled meeting. Communications that relate to matters that are within the responsibility of one of the Board committees will be forwarded to the Chairperson of the appropriate committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, will be forwarded to the appropriate officer. Solicitations, junk mail and obviously frivolous or inappropriate communications are not forwarded, but will be made available to any director who wishes to review them.

Directors are expected to prepare themselves for and attend all Board meetings, the Annual Meeting of Stockholders and the meetings of the committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. All of our directors attended the 2006 Annual Meeting of Stockholders.

DIRECTORS’ COMPENSATION

Non-employee directors receive $400 per Board meeting attended and $400 per each committee meeting attended. Non-employee directors are also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with attendance at board of directors and committee meetings. Non-employee directors are also eligible to participate in our stock option plan, the terms of which are discussed elsewhere in this proxy statement. No stock options were granted to non-employee directors in fiscal 2006.

Total directors’ meeting and committee fees for fiscal year 2006 were $8,000. We do not compensate our employee directors for service as directors. Directors are also entitled to the protection of certain indemnification provisions in our Articles of Incorporation and bylaws.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The Compensation Committee is composed of Directors Knepper, Rotelli and Williams with Director Rotelli serving as the Chairman of the Committee. None of the members of the Compensation Committee were officers or employees of Coffee Holding or its subsidiaries during 2006 or in prior years.

The following Report of Coffee Holding’s Compensation Committee is provided in accordance with the rules and regulations of the SEC. Pursuant to such rules and regulations, this Report shall not be deemed “soliciting material,” filed with the SEC subject to Regulation 14A or 14C of the SEC or subject to the liabilities of Section 18 of the Exchange Act.

The Compensation Committee provides advice and recommendations to the Board of Directors in the areas of employee salaries and benefit programs. The compensation of the President and Chief Executive Officer for fiscal 2006 was determined by the Compensation Committee.

The Committee reviews the compensation and benefits programs for all executive officers on an annual basis. The Committee strives to provide a compensation program that assures both the motivation and retention of the executive officers, proper alignment with the financial interests of Coffee Holding’s shareholders, and competitiveness with the external marketplace

Coffee Holding’s compensation program for executive officer’s consists of base salary and annual bonuses. These elements are intended to provide an overall compensation package that is commensurate with Coffee Holding’s financial resources, that is appropriate to assure the retention of experienced management personnel, and that aligns their financial interests with those of Coffee Holding’s shareholders.

BASE SALARIES

Salary levels recommended by the Committee are intended to be competitive with salary levels of the companies in Coffee Holding’s peer group, commensurate with the executive officers’ respective duties and responsibilities, and reflect the financial performance of Coffee Holding.
ANNUAL CASH BONUSES

Cash bonuses are paid annually at levels intended to reward the achievement of corporate goals and individual performance objectives. The bonus levels are intended to be competitive with those typically paid by the companies in Coffee Holding’s peer group and commensurate with the executive officers’ successful execution of duties and responsibilities.
STOCK OPTIONS

Coffee Holding has implemented the 1998 Stock Option Plan under which executive officers, employees, and directors are eligible to receive awards. The Compensation Committee will determine stock option grants based on the financial performance achieved by Coffee Holding, and the level of long-term incentive awards made by companies in the peer group. No grants have been made under the 1998 Stock Option Plan.

CHIEF EXECUTIVE OFFICER

For the fiscal year ended October 31, 2006, Andrew Gordon’s base salary was $286,422 and he was awarded a bonus of $35,000. He was also eligible to participate in the 1998 Stock Option Plan. During fiscal year 2006, Mr. Gordon was not awarded any options under the 1998 Stock Option Plan.

Compensation Committee of Coffee Holding Co., Inc.

John Rotelli, Chairman Batty Knepper Robert T. Williams

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

None of the executive officers of Coffee Holding served as a member of another entity’s Board of Directors or as a member of the Compensation Committee (or other board committee performing equivalent functions) during 2006, which entity had an executive officer serving on the Board of Directors or as a member of the Compensation Committee of Coffee Holding. There are no interlocking relationships between Coffee Holding and other entities that might affect the determination of the compensation of our executive officers.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid during the fiscal year ended October 31, 2006 to the Chief Executive Officer of Coffee Holding Co. Inc. and to the other most highly compensated executive officers of Coffee Holding Co. Inc. whose salary and bonus for 2006 was in excess of $100,000. We refer to these individuals as “named executive officers” in this proxy statement.

Summary Compensation Table
Long Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Positions	Year	Salary($)	Bonus ($)(1)	Other Annual Compensation ($)(2)	Restricted Stock Awards ($)	Options (#)	LTIP Payouts ($)	All Other Compensation ($)
Andrew Gordon President, Chief Executive Officer, Chief Financial Officer and Treasurer	2006 2005 2004	$286,422 290,172 269,500	$35,000 - 39,000	$35,918 35,918 35,918	- - -	- - -	- - -	- - -

David Gordon Executive Vice President-Operations and Secretary	2006 2005 2004	$249,631 245,073 224,400	$25,000 39,000 39,000	$18,052 18,052 18,052	- - -	- - -	- - -	- - -

(1)	Amounts shown as bonuses were earned in the fiscal year shown.

(2)	The amounts shown consist of amounts paid by Coffee Holding for use of an automobile and automobile insurance.

Employment Agreements. We have entered into employment agreements with Andrew Gordon to secure his continued service as President, Chief Executive Officer, Chief Financial Officer and Treasurer and with David Gordon to secure his continued service as Executive Vice President ― Operations and Secretary. These employment agreements have rolling three-year terms that began on May 6, 2005. These agreements may be converted to a fixed three-year term by the decision of our Board of Directors or the executive. These agreements provide for minimum annual salaries of $325,000 for Andrew Gordon and $300,000 for David Gordon, discretionary cash bonuses, and participation on generally applicable terms and conditions in other compensation and fringe benefit plans. They also guarantee customary corporate indemnification and errors and omissions insurance coverage throughout the employment term and thereafter for so long as the executives are subject to liability for such service to the extent permissible by the Nevada Revised Statutes. For fiscal year 2006, Andrew Gordon waived the minimum annual salary requirement in his employment agreement and received a salary of $286,422.

The terms of the employment agreements provide that each executive will be entitled to severance benefits if his employment is terminated without “cause” or if he resigns for “good reason” or following a “change in control” (as such terms will be defined in the employment agreements) equal to the value of the cash compensation and fringe benefits that he would have received if he had continued working for the remaining unexpired term of the agreement. The employment agreements also provide uninsured disability benefits. During the term of the employment agreements and, in case of discharge with “cause” or resignation without “good reason,” for a period of one year thereafter, the executives are subject to (1) restrictions on competition with us; and (2) restrictions on the solicitation of our customers and employees. For all periods during and after the term, the executives are subject to nondisclosure and restrictions relating to our confidential information and trade secrets.

If we experience a change in ownership, a change in effective ownership or control or a change in ownership of a substantial portion of our assets as contemplated by Section 280G of the Internal Revenue Code, a portion of any severance payments under the employment agreements might constitute an “excess parachute payment” under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by each executive, on excess parachute payments. Under the terms of the employment agreements, we will reimburse the executives for the amount of this excise tax and will make an additional gross-up payment so that, after payment of the excise tax and all income and excise taxes imposed on the reimbursement and gross-up payments, the executives will retain approximately the same net-after tax amounts under the employment agreement that they would have retained if there were no 20% excise tax. The effect of this provision is that we, and not the executives, bear the financial cost of the excise tax and we could not claim a federal income tax deduction for an excess parachute payment, excise tax reimbursement or gross-up payment.

Stock Option Plan. We maintain a stock option plan, the Coffee Holding Co., Inc. 1998 Stock Option Plan, under which non-qualified and incentive stock options to purchase shares of common stock may be granted to our directors, officers and other key employees and consultants. The plan was adopted by our Board of Directors and approved by our stockholders on February 10, 1998. On June 21, 2004, the plan was amended by our Board of Directors to reduce the number of shares of common stock reserved for issuance under the plan from 2,000,000 to 800,000, subject to adjustment for stock splits, stock dividends, reorganizations, mergers, recapitalizations or other capital adjustments. The plan is administered by our Board of Directors which may delegate our powers to a committee of the Board. No options may be granted after February 10, 2008. The Compensation Committee will determine, at the time of grant, the purchase price of shares issuable pursuant to exercise of stock options; provided that the purchase price of a share of common stock under incentive stock options shall not be less than the fair market value of a share on the date the option is granted. Unless earlier terminated due to termination of employment or death or disability of the optionee, each stock option shall terminate no later than ten years from the date on which it is granted. Options are transferable only by will or the laws of descent and distribution. No options have been granted under the plan.

Deferred Compensation Plan for Executive Officers. In January 2005, we established the Coffee Holding Co., Inc. Non-Qualified Deferred Compensation Plan for Executive Officers. Currently, Andrew Gordon is the only participant in the plan. Each executive officer who participates in the plan may defer receipt of all or a portion of his or her annual cash compensation received from Coffee Holding. The deferred amounts are allocated to a deferral account and credited with interest according to the investment classifications made available by the Board. The plan is an unfunded, non-qualified plan that provides for distribution of the amounts deferred to participants or their designated beneficiaries upon the occurrence of certain events. The amounts deferred, and related investment earnings, are held in a rabbi trust for the benefit of participating executives until such amounts are distributed pursuant to the terms of the plan.
TRANSACTIONS WITH CERTAIN RELATED PERSONS

Daniel Dwyer, a director, is a senior coffee trader for Rothfos Corporation, a coffee trading company. Mr. Dwyer is responsible for our account with Rothfos. We paid Rothfos approximately $6.1 million, $13.0 million and $13.8 million for green coffee purchases in fiscal 2004, 2005 and 2006, respectively. All purchases are made on arms’ length terms.

We believe that the transactions set forth above were made on terms no less favorable to us than could have been obtained from unaffiliated third parties. All transactions between us and our officers, directors and principal stockholders and their affiliates are subject to approval by an independent committee of our Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Coffee Holding’s directors and executive officers, and persons who own more than 10% of Coffee Holding’s common stock, to report to the SEC their initial ownership of Coffee Holding’s common stock and any subsequent changes in that ownership. Coffee Holding is required to disclose in this proxy statement any late filings or failures to file.

To our knowledge, based solely on our review of the copies of such reports furnished to Coffee Holding and written representations that no other reports were required during the fiscal year ended October 31, 2006, all Section 16(a) filing requirements applicable to Coffee Holding’s executive officers and directors during fiscal year 2006 were met.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee of the Board of Directors has appointed Lazar Levine & Felix LLP to serve as our independent registered public accounting firm for 2007. Representatives of Lazar Levine & Felix LLP are not expected to attend the Annual Meeting, but have been given the opportunity to make a statement if they so desire and will be available should any matter arise requiring their presence. During the fiscal years ended October 31, 2006 and 2005, Coffee Holding retained Lazar Levine & Felix LLP to provide audit and other services and incurred fees as follows:

	2006	2005
Audit fees(1)	$91,601	$82,500
Audit related fees	-	-
Tax fees	-	-
All other fees(2)	-	26,856
Total	$91,601	$109,356

(1)
Audit fees consisted of work performed in connection with the audit of the consolidated financial statements as well as work generally only the independent auditors can reasonably be expected to provide, such as quarterly reviews and review of the annual Form 10-K and 10-KSB filings.

(2)	Fees related to consultation and review of Securities and Exchange Commission filings.

AUDIT COMMITTEE PRE-APPROVAL POLICY

The Audit Committee, or a designated member of the Audit Committee, shall preapprove all auditing services and permitted non-audit services (including the fees and terms) to be performed for Coffee Holding by our registered independent public accountants, subject to the de minimis exceptions for non-audit services that are approved by the Audit Committee prior to completion of the audit, provided that: (1) the aggregate amount of all such services provided constitutes no more than five percent of the total amount of revenues paid by Coffee Holding to its registered independent public accountant during the fiscal year in which the services are provided; (2) such services were not recognized by Coffee Holding at the time of the engagement to be non-audit services; and (3) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. Of the services set forth in the table above, all were preapproved by the Audit Committee.

ADDITIONAL INFORMATION
INFORMATION ABOUT STOCKHOLDER PROPOSALS

Stockholders may submit proposals for consideration at the 2008 Annual Meeting. In order to be included in our proxy statement for the 2007 Annual Meeting, we must receive such proposal no later than November 13, 2007. Proposals should be addressed to David Gordon, Secretary, Coffee Holding Co., Inc., 4401 First Avenue, Brooklyn, NY 11232. SEC rules contain standards as to whether stockholder proposals are required to be included in the proxy statement. Any such proposal will be subject to 17 C.F.R. § 240.14a-8 of the rules and regulations promulgated by the SEC.

In addition, if you wish to submit a proposal to the 2008 Annual Meeting without including such proposal in the proxy statement for that meeting, that proposal will be considered untimely, and the proxies solicited by the Board of Directors will confer discretionary authority to vote on the proposal as the proxies solicited see fit, unless you have given notice in writing to the Secretary of Coffee Holding, mailed David Gordon, Secretary, Coffee Holding Co., Inc., 4401 First Avenue, Brooklyn, NY 11232, and such notice is received by January 26, 2008.

By Order of the Board of Directors,

David Gordon Secretary

Brooklyn, New York
March 12, 2007

To assure that your shares are represented at the Annual Meeting, please complete, sign, date and promptly return the accompanying proxy card in the postage-paid envelope provided.

COFFEE HOLDING CO., INC.	REVOCABLE PROXY

This proxy is solicited on behalf of the Board of Directors of Coffee Holding Co., Inc.
for the Annual Meeting of Stockholders to be held on April 12, 2007.

The undersigned stockholder of Coffee Holding Co., Inc. hereby appoints Andrew Gordon and David Gordon, or either of them, with full powers of substitution, to represent and to vote as proxy, as designated, all shares of common stock of Coffee Holding Co., Inc. held of record by the undersigned on February 27, 2007, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on April 12, 2007 at 3:00 p.m., local time, at the Hilton Garden Inn New York/Staten Island, 1100 South Avenue, Staten Island, New York 10314, or at any adjournment or postponement thereof. The undersigned hereby revokes all prior proxies.

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is given, this Proxy will be voted FOR the election of nominees listed in Item 1. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. As of the date of the Proxy Statement for the Annual Meeting, the Board of Directors is not aware of any such other business.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT
PROMPTLY IN THE ENCLOSED ENVELOPE.

The Board of Directors of Coffee Holding Co., Inc. unanimously recommends a vote “FOR” all nominees in Item 1.		I Will Attend the Annual Meeting G Please Mark Your Choice Like This : in Blue or Black Ink.
1. Election of Directors to a term set forth below:		For all Withhold for all Nominees Nominees
Nominees	Term Expires	G G
Gerard DeCapua	2010
Robert M. Williams	2010

Instruction: To withhold authority for any individual nominee, write that nominee's name in the space provided: ______________________________________

The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and the Proxy Statement for the Annual Meeting.

Signature(s)

Dated: ______________________________, 2007

Please sign exactly as your name appears on this proxy. Joint owners should each sign personally. If signing as attorney, executor, administrator, trustee or guardian, please include your full title. Corporate or partnership proxies should be signed by an authorized officer.